Exhibit 99.B(i)

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC  20004

Tel:  202.739.3000

Fax:  202.739.3001

www.morganlewis.com

September 1, 2009

VIA EDGAR

AdvisorShares Trust

3 Bethesda Metro Center

Suite 700

Bethesda, Maryland  20814

Re:	Opinion of Counsel Regarding Pre-Effective Amendment No. 2 to the Registration Statement Filed on Form N-1A under the Securities Act of 1933 (File Nos. 333-157876 and 811-22110)

Ladies and Gentlemen:

We have acted as counsel to AdvisorShares Trust (the “Trust”), a Delaware statutory trust, in connection with the above-referenced registration statement on Form N-1A (as amended, the “Registration Statement”), and are furnishing this opinion with respect to the proposed offer and sale from time to time of an indefinite number of units of beneficial interest, without par value (collectively, the “Shares”) of the Trust in registration under the Securities Act of 1933, by the Registration Statement, as amended from time to time.  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a)                                  a certificate of the State of Delaware as to the existence and good standing of the Trust;

(b)                                 the Agreement and Declaration of Trust and the By-Laws of the Trust and any amendments and supplements thereto (the “Declaration of Trust” and “By-Laws,” respectively);

(c)                                  a certificate executed by Dan Ahrens, Secretary of the Trust, certifying as to and attaching copies of certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares; and

(d)                                 a draft of the Amendment.

In our capacity as counsel to the Trust, we have examined the originals or certified, conformed or reproduced copies of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Trust. We have assumed that the Amendment, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration of Trust and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP